EXHIBIT 7(d)

                        FORM OF EQUITY COMMITMENT LETTER



                            [Letterhead of Investor]



                                                              July 7, 2000



Wilmar Industries, Inc.
303 Harper Drive
Moorestown, New Jersey 08057
Attention: Mr. William Sanford

Dear Sir:

         ____________ (together with one or more of its affiliated investment funds, the "Investor") is pleased to offer this commitment to purchase your securities for the purpose of effecting the acquisition of all of the outstanding capital stock of Barnett, Inc., a Delaware corporation (the "Company"), pursuant to a merger (the "Merger") of BW Acquisition, Inc., a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Wilmar Industries, Inc., a New Jersey corporation ("Wilmar"), into the Company. Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement and Plan of Merger to be entered into by the Company, Wilmar and Merger Sub (the "Merger Agreement").

         After giving effect to the Merger, the transactions contemplated thereby, and the refinancing of all of Wilmar's outstanding senior and subordinated indebtedness, the capital structure of Wilmar is expected to be as follows:

                         Wilmar Pro Forma Capitalization
                         -------------------------------
                                  (in millions)

Senior Secured Credit Facility                 $250.0
Senior Subordinated Notes                        90.0
Senior Preferred Stock                          229.2
Common Stock                                      2.0
                                             --------
                                    Total      $571.2


         1. Commitment. The Investor hereby commits to providing a portion of the common and preferred stock components of the aggregate consideration in

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                                                                               2

connection with the Merger through the purchase of $__ million1/ of newly issued shares of Wilmar's existing class of senior preferred stock, par value $.01 per share (the "Preferred Stock"), and newly issued shares of Wilmar's existing class of common stock, no par value (the "Common Stock"). After the Merger, except for an employee restricted stock and stock option plan pursuant to which options to acquire shares of Common Stock of Wilmar will be outstanding or available for grant and for warrants to purchase shares of Common Stock issued or to be issued to the holders of Wilmar's subordinated debt, there will be no outstanding options, warrants or other rights exercisable for or securities convertible into or exchangeable for Common Stock. The shares of Common Stock and Preferred Stock shall be subject to the terms of the Shareholders Agreement, dated as of May 16, 2000, among Wilmar and the stockholders named therein. The Investor's commitment is subject to the following conditions:

               (a) The equity investors (the "Other Investors") referred to in Schedule A shall have fully funded their commitments as set forth under the caption "Additional Equity Investment" therein and, following the Merger, the capitalization of Wilmar shall be as set forth above; and

               (b) The execution and delivery of mutually acceptable purchase agreements for the Common Stock and Preferred Stock between Wilmar and the Investor, containing standard representations, warranties and covenants;

         2. Merger Documentation. Wilmar and Merger Sub will execute or cause to be executed and delivered on or before the Closing Date referred to in paragraph 7 hereof all necessary documentation, including, the Merger Agreement, the debt financing commitments, the other equity financing commitments, and the other agreements, documents, instruments, certificates and assurances from Wilmar or Merger Sub and such other persons as the Investor and its counsel may reasonably request and containing such terms and conditions as the Investor shall reasonably approve (collectively, the "Financing Documents"), correct and complete copies of which you have delivered or will deliver to us. Prior to the Closing Date, the Financing Documents may not be amended, supplemented, restated or terminated and no condition, covenant or other provision contained in the Financing Documents may be waived without the Investor's consent, which consent shall not be unreasonably withheld. Copies of all of the Financing Documents and other documents to which Wilmar or Merger Sub is, or the Company will be, a party (or between the Other Investors or with management) will be delivered to the Investor promptly. The Investor and its counsel shall be entitled to review and comment on all future Financing Documents and other documents to which Wilmar or Merger Sub is, or the Company will be, a party (or between the Other Investors or with management).

----------
1/       Insert appropriate dollar amount from Exhibit A.

         3. Closing Conditions. In addition to the matters referred to in paragraphs 1 and 2, the Investor's obligations to consummate this commitment shall be subject to the conditions that Wilmar and Merger Sub shall have entered into the Merger Agreement, all conditions precedent to the closing of the transactions contemplated by the Merger Agreement shall have been satisfied or waived to the satisfaction of the Investor, and the Merger shall be consummated immediately following the Investor's purchase of Wilmar's stock.

         4. Filings. Wilmar agrees to provide copies of all filings to be made with and notices to be given by Wilmar, Merger Sub or the Company to any governmental or regulatory authority prior to making such filing or providing such notice with respect to the Merger and the related financing transactions, and not to make any such filing to which the Investor is a party without the Investor's prior consent or to which Wilmar or Merger Sub is a party without prior consultation with the Investor. The Investor, Wilmar and Merger Sub agree to jointly prepare, and cooperate with each other with respect to, any and all governmental or regulatory filings to which Wilmar, Merger Sub or the Investor is a filing or reporting person.

         5. No Solicitation. Without the Investor's prior consent, until the closing of the transactions contemplated hereby or until November 30, 2000, Wilmar and Merger Sub will not and will not permit any of their respective affiliates (or authorize or permit any of their respective representatives) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any person (other than persons from which financing is arranged by the Investor or its affiliates or persons whom you have referred to the Investor or its affiliates and whom have been approved by the Investor) to (a) provide any debt or equity financing other than as contemplated by the debt financing commitments and the equity financing commitments being delivered to you contemporaneously with this letter (collectively, a "Financing") or purchase all or substantially all of the assets or any capital stock of the Company (whether through a purchase of stock, merger, asset sale or related transaction) (a "Sale of the Company"), (b) reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Financing or Sale of the Company or (c) furnish or cause to be furnished any information with respect to Wilmar, Merger Sub, the Company or any of their respective affiliates to any person (other than as contemplated by this letter) who you, or any of your representatives, know or have reason to believe is in the process of considering any Financing or Sale of the Company. The obligations under this paragraph shall terminate and be of no further force and effect in the event that this letter is terminated in accordance with its terms.

         6. Expiration Date. The commitment set forth herein shall expire automatically, unless accepted in writing by you before 5:00 p.m. (EST) on July 15, 2000.

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                                                                               4

         7. Closing Date. The commitment to purchase Common Stock and Preferred Stock herein, as so accepted by you, shall expire if the Merger is not closed on or before November 30, 2000.

         8. Confidentiality. This letter is delivered to you on the understanding that neither the existence of this letter nor any of its terms or substance shall be publicly disclosed, directly or indirectly, except (a) as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law, (b) on a confidential and "need-to-know" basis to your officers, directors, employees, agents, financing sources and advisors who are directly involved in the consideration of this matter and (c) on a confidential basis to the Company and its advisors and agents in connection with the Merger.

         9. No Assignment. The commitment evidenced by this letter shall not be assignable by you or Merger Sub without the Investor's prior written consent and the granting of such consent in a given instance shall be solely in the discretion of the Investor, and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.

         If the foregoing is acceptable to you, please sign and return a copy of this letter not later than the expiration date described in paragraph 6, whereupon this letter will constitute the commitment of the Investor to provide the aforementioned financing

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                                                                               5

subject to the terms and conditions hereof. This letter shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

                                            Very truly yours,

                                            [INVESTOR]


                                            By:
                                               ---------------------------------
                                                  Name:
                                                  Title:



Agreed to and Accepted on
this ___ day of July, 2000


WILMAR INDUSTRIES, INC.


By:
   -----------------------
    Name:
    Title:


                                    EXHIBIT A


                             EXISTING EQUITY            ADDITIONAL EQUITY               TOTAL EQUITY
                               INVESTMENT                   INVESTMENT                   INVESTMENT
----------------------------------------------------------------------------------------------------------
                        $                   %        $                 %          $                  %
----------------------------------------------------------------------------------------------------------
Parthenon               $  40,000,000      30.8%     $33,538,462       35.3%      $ 73,538,462       32.7%
Chase Capital           $  40,000,000      30.8%     $29,230,769       30.8%      $ 69,230,769       30.8%
GM Pension              $  25,000,000      19.2%     $18,269,231       19.2%      $ 43,269,231       19.2%
Sterling Capital        $  10,000,000       7.7%     $ 3,000,000        3.2%      $ 13,000,000        5.8%
BancBoston Capital      $    5,000,00       3.8%     $ 3,653,846        3.8%      $  8,653,846        3.8%
Svoboda, Collins        $    5,000,00       3.8%     $ 3,653,846        3.8%      $  8,853,846        3.8%
J.M. Huber              $    5,000,00       3.8%     $ 3,653,846        3.8%      $  8,653,846        3.8%

                        $ 130,000,000     100.0%     $95,000,000      100.0%      $225,000,000       00.0%
                        ========================     =======================      ========================
----------------------------------------------------------------------------------------------------------


Note: "%" is the percentage of each Investor's equity investment of the aggregate amount of equity investments to be made by all of the Investors. Approximately 0.75188% of the equity investments listed above will be applied to the purchase of Common Stock, with the balance applied to the purchase of Preferred Stock.